Exhibit 10.3

EXECUTION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is executed and entered into by and between MARINA BIOTECH, INC., a Delaware corporation (the “Company”), with offices at 3830 Monte Villa Parkway, Bothell, Washington 98021 and Philip C. Ranker, an individual resident in the State of California (the “Executive”), effective September 7, 2011 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive wish to enter into this Agreement, which shall set forth the Executive’s terms of employment by the Company during the Employment Period as Chief Accounting Officer through September 30, 2011, and as interim Chief Financial Officer and Secretary thereafter,

NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

1. Application and Effectiveness of Agreements. As of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein.

2. Employment; Responsibilities and Authority; Definitions.

(a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its as Chief Accounting Officer through September 30, 2011, and as interim Chief Financial Officer and Secretary thereafter, in each case during the Employment Period (as defined in Section 3, below), and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Chief Executive Officer of the Company (the “CEO”) shall from time to time direct.

(b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.

(c) For purposes of this Agreement: (1) the “Business of the Company” means the business of developing nucleic acid related therapeutics and diagnostics (provided, however, that for purposes of Sections 17(b) through (e) hereof, “Business of the Company” shall mean the Company’s business as of the date of termination of Executive’s employment, as the same may have changed since the Effective Date), and (2) the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Effective Date and shall terminate at the close of business on March 7, 2012 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 10 hereof.

4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be two hundred seventy-five thousand dollars ($275,000) per annum commencing on the Effective Date, less all legally required or authorized payroll deductions and tax withholdings.

5. Incentive Cash Compensation.

(a) For the Company’s fiscal year that began on January 1, 2011, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Board or Compensation Committee shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be thirty percent (30%) of the Executive’s base salary for the applicable fiscal year, which shall be calculated on a pro-rata basis depending upon the number of days during any fiscal year on which Executive was employed by the Company; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year, Employment Period or portion thereof may be nil, or may be more or less than said targeted amount.

(b) The Board shall establish performance criteria for determination of the incentive cash compensation under the Annual Bonus Plan that will be payable to the Executive with respect to each fiscal year of the Company or the Employment Period if less than a fiscal year. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year, but in any event at the discretion of the Board. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives used in determining the Executive’s incentive cash compensation, and the performance areas and performance targets referred to herein, shall be based on the input and recommendations of the Company’s Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee, as the case may be, shall act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

(c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Board shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year or Employment Period shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of the Board make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

6. Stock Options. The Company and the Executive hereby acknowledge that the Board of Directors has approved the grant to the Executive of options to purchase shares of common stock of the Company (which options shall constitute “incentive stock options” under the Company’s 2008 Stock Incentive Plan (the “Plan”)) (the “Outstanding Options”). The terms of the Plan and the grant agreement granting such Outstanding Options, a copy of which is being delivered to Executive substantially contemporaneously with the execution of this Agreement, shall govern the rights and obligations of the Executive with respect thereto. On the Effective Date, the Executive shall receive a grant of options to purchase 25,000 shares of common stock of the Company, all of which shall vest and be exercisable on September 7, 2012 at the Fair Market Value (as defined in the Plan) calculated as of the date of issue. In addition, during the Employment Period the Board of Directors may grant additional options to purchase shares of common stock of the Company to the Executive.

7. Relocation and Temporary Travel Expenses. The Company hereby agrees to pay Executive for costs typically associated with the Executive’s relocating to Washington State. Specifically, the Company agrees to pay the Executive seventeen thousand dollars ($17,000) in two separate payments of eight thousand five hundred dollars ($8,500) through its regular payroll process, which payments shall be made on the Effective Date and on December 3, 2011. The Company shall reimburse Executive for reasonable air travel to and from Executive’s home residence in San Diego, CA to and from Bothell, WA until March 7, 2012, in an amount not to exceed $1,000 per month without the prior consent of the CEO. Reimbursements shall be made pursuant to Company’s reimbursement policy and consistent with Section 13 hereof.

8. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other executive officers of the Company. The Company reserves the right to change or eliminate employee benefits on a prospective basis, at any time, effective upon notice to Executive.

9. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

10. Termination.

(a) Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company at the end of any calendar week, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below). Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.

(b) For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 10 shall have the meanings provided for them respectively:

(i) “Good Reason” shall mean failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 7, 8 and/or 9 above, or to honor promptly any of its other material obligations hereunder, or the Company’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement; provided that, (A) Executive shall give written notice to the Company within thirty (30) days of the initial existence of the Good Reason condition, (B) the Company must fail to cure such Good Reason condition, if curable, within ten (10) business days following the Company’s receipt of such written notice, and (C) the Executive must terminate his employment for Good Reason within one hundred twenty (120) days following the date on which the Good Reason condition occurred.

(ii) “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Company’s Chief Executive Officer or Board, which failure continues for a period of ten (10) days following receipt by the Executive of written notice from the Company containing a specific description of any such alleged failure(s) and a demand for immediate cure thereof; (ii) conviction of the Executive of a felony or any criminal offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against or involving the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement, provided that, in the case of this clause “iv,” if such violation is subject to cure and effective remediation by the Executive, such violation is not so cured and remediated by the Executive within ten (10) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.

(c) “Disability” shall mean that the Executive is unable to perform the essential functions of his position with or without reasonable accommodation, for a period of ten (10) consecutive days due to a physical or mental disability as determined by an independent physician chosen jointly by the Executive and the Company.

(d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive, the effective date of the termination as provided in Section 10(a) hereof; or (iv) if this Agreement expires by its terms, March 7, 2012 or, if later, the expiration of the Employment Period.

11. Severance.

(a) If (i) the Company terminates the employment of the Executive during any Employment Period without Cause, or (ii) the Executive terminates his employment during any Employment Period for Good Reason, then (A) Executive shall be entitled to receive base salary, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 12 hereof through the Termination Date; provided that if the Executive’s employment is terminated at any time prior to March 7, 2012, Executive shall be entitled to receive payments of base salary in an amount such that the aggregate amount of base salary payments that have been made to Executive pursuant to this Agreement (including any such payments that were made prior to the Termination Date) shall equal $137,500; (B) notwithstanding the vesting and exercisability provisions otherwise applicable to the Outstanding Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements; and (C) payment by Company of the premiums required to continue Employee’s group health care coverage for a period of six (6) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period. Executive will only receive the payments and benefits set forth above if Executive: (i) complies with all surviving provisions of this Agreement; (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date, (iii) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the personal and/or business reputations, practices or conduct of Company, and (iv) immediately resigns all other positions (including board membership) Executive may hold on behalf of Company (provisions (i) through (iv) above are collectively referred to as “Severance Requirements”). All other Company obligations to Executive will be automatically terminated and completely extinguished. In the event that the Executive does not comply with the Severance Requirements, the Company shall be released from all obligations to continue making group health care coverage premium payments on behalf of the Executive.

(b) If (A) the Executive voluntarily terminates his employment during any Employment Period other than for Good Reason or (B) the Executive’s employment is terminated by the Company during any Employment Period for Cause, then the Executive shall be entitled to receive base salary, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 12 hereof through the Termination Date; vesting of Outstanding Options shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements).

(c) If the Executive’s employment is terminated during any Employment Period due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive base salary, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 12 hereof through the Termination Date. In addition, vesting of the Outstanding Options shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements).

(d) The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

12. Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall be paid within a reasonable time not to exceed thirty (30) days of submission.

13. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

14. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

15. Place of Performance. The Executive shall perform his duties at the main offices of the Company subject to reasonable travel requirements which may be authorized and directed from time to time by the Board.

16. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or is or was serving in any capacity at the direction of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 16 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

17. Non-Competition.

(a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.

(b) In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.

(c) Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(d) Executive further agrees, while employed by the Company and for six (6) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, any partner of the Company or any of its Subsidiaries which was publicly disclosed during the Executive’s employment with the Company, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

18. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of six (6) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. This Section 18 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive’s own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.

19. Confidential Information/Trade Secrets.

(a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s Business or technology, or to current or specifically contemplated future Company products or services: the Company’s confidential commercial information, technology, formulations, trade secrets, know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 19 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.

(b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 19 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 19 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

20. Intentionally Omitted.

21. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

22. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive may enter into certain grant agreements relating to Outstanding Options which shall be effective in accordance with the terms thereof ). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

23. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

24. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

25. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Section 17(e) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

26. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

27. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

28. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Executive’s “separation from service” Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary (the “Delayed Payment Date”) of the date of Executive’s “separation from service” or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 28, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. However, the

Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

29. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

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IN WITNESS WHEREOF, MARINA BIOTECH, INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year set forth below.

Company:	MARINA BIOTECH, INC.

	By:	/s/ J. Michael French
		Name:	J. Michael French
		Title:	Chief Executive Officer
		Date:	September 7, 2011

Executive:		/s/ Philip C. Ranker
		Name:	Philip C. Ranker
		Date:	September 7, 2011